BG STAFFING, INC. PREANNOUNCES
UNAUDITED 2015 YEAR END FINANCIAL RESULTS
Provides Guidance for 2016
Extends Employment Contract of CEO L. Allen Baker, Jr.

PLANO, Texas – (Feb 1, 2016) – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services, today preannounced unaudited financial results for its full fiscal year ended December 27, 2015. Subject to our audit completion, we expect our results to be as follows:

•	Revenues were $217.5 million a 25.9% increase over 2014.

•	Adjusted EBITDA was $17.9 million a 53.6% increase over 2014.

•	Pro Forma* revenues were $245.8 million compared with $223.7 million in 2014.

•	Pro Forma* adjusted EBITDA was $21.3 million compared with $18.1 million in 2014.

L. Allen Baker Jr., CEO said, “I am pleased to report these record results and very proud of the outstanding work our staff did in order to achieve them. In business, I believe the numbers speak for themselves and our numbers say, loud and clear, that we continue to deliver significant results for our shareholders.”

Baker continued, “According to Staffing Industry Analysts, it is expected that our industry will grow by approximately 6% during 2016. We expect our growth will be in line with that.”

Separately, the Board of Directors announced that it had extended Baker's contract for at least three more years. The Board cited the superb record that Baker had delivered since taking the reins in 2009 and is pleased to secure his leadership for at least the next three years. Since 2009, the Company has grown from approximately $40 million in revenue to over $200 million and is positioned to provide its shareholders with a quarterly dividend of $0.25.

* Pro Forma revenue and EBITDA includes two and twelve months of D&W Talent, LLC ("DW") and nine and twelve months of Vision Technology Services ("VTS") in 2015 and 2014, respectively. See reconciliation.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission ("SEC"). To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, non-cash items, and certain items that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	(dollars in millions)
	December 27, 2015				December 28, 2014

	BG	DW	VTS	Pro Forma	BG	DW	VTS	Pro Forma

Net income (loss)	$5.3	$0.5	$2.8	$8.6	$(0.4)	$2.7	$3.7	$6.0
Interest expense, net	3.0	—	—	3.0	2.7	—	—	2.7
Income tax expense	3.4	—	—	3.4	1.4	—	—	1.4
Depreciation and amortization	5.5	—	0.1	5.6	4.6	—	0.1	4.7
Loss on extinguishment of debt	0.4	—	—	0.4	1.0	—	—	1.0
Share-based compensation	0.4	—	—	0.4	1.2	—	—	1.2
Put option adjustment	(0.1)	—	—	(0.1)	1.1	—	—	1.1
Adjusted EBITDA	17.9	0.5	2.9	21.3	11.6	2.7	3.8	18.1

Reconciliation of Pro Forma Revenues

	December 27, 2015	December 28, 2014
	(dollars in millions)
Revenues	$217.5	$172.8
D&W Talent, LLC	3.1	17.7
Vision Technology Services	25.2	33.2
Pro forma revenues	$245.8	$223.7